Exhibit 3.3

1847 HOLDINGS LLC

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) of 1847 Holdings LLC, a Delaware limited liability company (the “Company”), shall be effective as of October 16, 2023, and is entered into by 1847 Partners LLC, as the Allocation Member and Manager. Capitalized terms used, but not otherwise defined, in this Amendment have the meanings ascribed to them in the Operating Agreement (as defined below).

BACKGROUND

A.                 Article XII of the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018, as amended (the “Operating Agreement”), provides that with certain exceptions, none of which apply to this Amendment, the Board of Directors is authorized to amend any of the terms of the Operating Agreement by the affirmative vote of a majority of the Entire Board of Directors.

B.                  On October 16, 2023, the Entire Board of Directors unanimously adopted resolutions by written consent that authorized and approved this Amendment.

AGREEMENT

Accordingly, the Operating Agreement is hereby amended as follows:

1.                   Amendment. The first sentence of Section 9.6(a) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“Except as otherwise provided by applicable law or by the Certificate or this Agreement, the Members present in person or by proxy holding one-third of the Outstanding Shares entitled to vote hereunder shall constitute a quorum at a meeting of Members.”

2.       No Other Changes. All terms and provisions of the Operating Agreement shall otherwise remain valid, binding and unchanged.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date and year set forth above.

1847 PARTNERS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Manager